                                                                  EXECUTION COPY

                    TRW AUTOMOTIVE INTERMEDIATE HOLDING CORP.

                            SELLER SUBORDINATED NOTE

                                                               February 28, 2003
$600,000,000

         FOR VALUE RECEIVED, the undersigned, TRW AUTOMOTIVE INTERMEDIATE
HOLDING CORP. (the "Company"), a Delaware corporation, hereby unconditionally promises to pay to the order of TRW AUTOMOTIVE SAFETY SYSTEMS INC., a Delaware corporation or its assigns (including any assignee or transferee of, or other permitted holder of, this Note, the "Seller") in lawful money of the United
States of America on February 28, 2018 (the "Maturity Date") the principal sum of (a) SIX HUNDRED MILLION DOLLARS, plus (b) the PIK Interest Portion (as defined herein) added to the principal amount of this Note pursuant to Section
2. The Company further hereby agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2. This Note is referred to in, and was executed and delivered in connection with, that certain Master Purchase Agreement, dated as of November 18, 2002 (the "Master Purchase Agreement"), by and between Northrop
Grumman Corporation, a Delaware corporation, and BCP Acquisition Company L.L.C., a Delaware limited liability company ("BCP").

SECTION 1. DEFINITIONS.

         Unless otherwise defined herein, terms defined in the Master Purchase
Agreement and used herein shall have the meanings given to them in the Master
Purchase Agreement. The following terms shall have the respective meanings given to them in this Section 1.

         "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified under Title 11 of the United States Code, and the Bankruptcy Rules promulgated thereunder, as the same may be in effect from time to time.

         "BCP" is defined in the first paragraph of this Note.

         "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

         "Change of Control" means a "Change of Control" under and as defined in the Senior Subordinated Note Indentures that occurs at any time when TRW Auto is
Investment Grade.

         "Change of Control Offer" is defined in paragraph (b) of Section 3.3 of this Note.

         "Change of Control Purchase Price" is defined in paragraph (a) of
Section 3.3 of this Note.

         "Company" is defined in the first paragraph of this Note.

         "Credit Agreement" means that certain Credit Agreement, dated as of the date hereof, among Parent, the Company, TRW Auto, the lenders from time to time party thereto, and JPMorgan Chase Bank, as administrative agent, together with any Guaranties thereof by Parent or any of its subsidiaries, in each case, as amended, restated, supplemented, waived, replaced (whether or not upon termination and whether with the original lenders or otherwise), restructured, refinanced, increased or otherwise modified from time to time.

         "Designated Senior Debt" means all payment obligations of the Company under its guaranty of its subsidiaries obligations under the Credit Agreement, the Senior Note Indentures, the Senior Subordinated Note Indentures and any
Receivables Financing.

         "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an
Event of Default.

         "Dividend Event" means the date, if any, on which the Company shall pay any dividend on or make any other distribution in respect of its Capital Stock whether in cash, property or obligations of the Company, other than (a) a dividend or other distribution payable solely in the form of its Capital Stock and (b) any dividend or other distribution that is permitted, or equivalent (in type, amount and purpose) to those permitted to be made by TRW Auto, under the terms of the Credit Agreement, the Senior Note Indentures and the Senior
Subordinated Note Indentures.

         "Event of Default" is defined in Section 5.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

         "Governmental Authority" means (a) the government of the United States of America or any State or other political subdivision thereof, or any jurisdiction in which the Company conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

         "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any
Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:

              (a) to purchase such Indebtedness or obligation or any property constituting security therefor;

              (b) to advance or supply funds (1) for the purchase or payment of such Indebtedness or obligation, or (2) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

              (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the
         Indebtedness or obligation; or

              (d) otherwise to assure the owner of such Indebtedness or
         obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such
Guaranty shall be assumed to be direct obligations of such obligor.

         "Indebtedness" with respect to any Person means, at any time, without duplication,

              (a) its liabilities for borrowed money;

              (b) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

              (c) all obligations of such Person under any swap, cap, collar or similar arrangement providing for protection against fluctuations in interest rates, currency exchange rates or commodities prices; and

              (d) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.

         "Insolvency Proceeding" means (a) any case, action, or proceeding before any court or other Governmental Authority having jurisdiction over the applicable Person or its assets relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up, or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case whether undertaken under Federal (including the Bankruptcy Code), state, or foreign law.

         "Interest Payment Date" means (a) at any time prior to the occurrence of a Dividend Event, each December 31 of each year and (b) at any time after the occurrence

of a Dividend Event, each March 31, June 30, September 30 and December 31 of each year.

         "Interest Rate" means (a) for the period from and after the date hereof to and including the Rating Date, a rate of interest equal to 8.00% per annum, and (b) for the period after the Rating Date, a rate of interest equal to 10.00%
per annum.

         "Investment Grade" means, with respect to TRW Auto, that the then lowest debt credit rating assigned to any outstanding debt securities of TRW
Auto by Moody's is at least Baa3 and by S&P is at least BBB-.

         "Master Purchase Agreement" is defined in the first paragraph of this
Note.

         "Maturity Date" is defined in the first paragraph of this Note.

         "Moody's" means Moody's Investors Service, Inc.

         "Permitted Junior Securities" means debt or equity securities of the
Company or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Company that are subordinated to the payment of all then-outstanding Senior Debt at least to the same extent that this Note is subordinated to the payment of all Senior Debt on the Closing Date, so long as to the extent that any holder of Designated Senior Debt outstanding on the date of consummation of any such plan of reorganization or readjustment is not indefeasibly paid in full in cash on such date, the holders of such Designated
Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

         "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

         "PIK Interest Portion" is defined in Section 2 of this Note.

         "Rating Date" means the first date on or after the fifth anniversary of the Closing Date on which TRW Auto is Investment Grade.

         "Receivables Financing" means any transaction or series of transactions that may be entered into by TRW Auto or any of its subsidiaries pursuant to which TRW Auto or any of its subsidiaries may sell, convey or otherwise transfer to a Person formed for the purpose of engaging in such transaction or series of transactions, or may grant a security interest in, any accounts receivable
(whether now existing or arising in the future) of TRW Auto or any of its subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of

which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

         "S&P" means Standard and Poor's Ratings Group.

         "Senior Debt" means all payment obligations (whether now outstanding or hereafter incurred) of the Company in respect of (a) Indebtedness of the Company
(including, without limitation, in respect of any guaranty of any Indebtedness of any of its subsidiaries) other than (1) this Note and (2) any Indebtedness that by its terms is expressly subordinated to this Note, (b) interest
(including default interest) and premium on the outstanding Indebtedness referred to in clause (a) above, (c) the fees and commissions (including commitment, agency and letter of credit fees and commissions) payable pursuant to the Senior Debt Agreements, (d) all other payment obligations (including costs, expenses, penalties, indemnifications, damages, liabilities or otherwise on the Company or any of its subsidiaries) owing under or arising pursuant to the Senior Debt Agreements not of the type described in clauses (a) through (c)
above, and (e) post-petition interest on the Indebtedness referred to in clauses
(a) through (d) above accruing subsequent to the commencement of a proceeding under the Bankruptcy Code (whether or not such interest is allowed as a claim in such proceeding). Without limiting the foregoing, Senior Debt shall include all
Designated Senior Debt.

         "Senior Debt Agreement" means each instrument or agreement evidencing or governing the Indebtedness referred to in clause (a) of the definition of
Senior Debt.

         "Senior Debt Default" means any default or event of default by the
Company or any of its subsidiaries under any Senior Debt Agreement.

         "Senior Debt Representatives" means with respect to any Senior Debt
Agreement, the lead agent or trustee for the lenders and/or creditors thereunder.

         "Senior Note Indentures" means each of the Indentures entered into by
TRW Auto and its subsidiaries on the date hereof in connection with the issuance of its 9.375% Senior Notes due 2013 and its 10.125% Senior Notes due 2013 and
any Guaranties of the foregoing by the Company or any of its subsidiaries.

         "Senior Subordinated Note Indentures" means each of the Indentures entered into by TRW Auto and its subsidiaries on the date hereof in connection with the issuance of its 11.00% Senior Subordinated Notes due 2013 and its
11.75% Senior Subordinated Notes due 2013 and any Guaranties thereof by the
Company or any of its subsidiaries.

         "Subordinated Obligation" is defined in the first paragraph of Section
7 of this Note.

         "TRW Auto" means TRW Automotive Acquisition Corp., a Delaware corporation.

         "Voidable Transfer" is defined in Section 7.8 of this Note.

SECTION 2. INTEREST.

         Interest shall accrue on a daily basis from the date hereof until this
Note is paid in full on the unpaid principal amount of this Note outstanding from time to time at the Interest Rate (computed on the basis of a 365- or
366-day year for the actual number of days elapsed) and shall be payable on each
Interest Payment Date. Notwithstanding the foregoing, at any time prior to a
Dividend Event, at the option of the Company, interest on this Note may be paid in kind and not in cash or other property. On each Interest Payment Date, accrued interest that is then unpaid and that has not been previously added to the principal amount of this Note shall be added to the principal amount of this
Note and amounts so added (the "PIK Interest Portion"); shall thereafter be deemed to be a part of the principal amount of this Note provided, however, that interest accruing on and after a Dividend Event shall be payable in cash on each
Interest Payment Date occurring after such Dividend Event to such account (or other location) as Seller directs the Company in writing (it being understood that any interest accruing prior to the date of such Dividend Event shall be added to the principal amount of this Note on the first Interest Payment Date occurring after such date in accordance with this Section 2).

SECTION 3. PAYMENTS.

Section 3.1 Scheduled Payments.

              (a) Except in accordance with the provisions of Section 3.2 and
         3.3, this Note shall not be subject to any required prepayment prior to the Maturity Date.

              (b) On the Maturity Date, the Company shall pay the then
         outstanding principal amount of this Note together with accrued interest thereon.

         Section 3.2 Investment Grade Prepayment. If, at any time on or after the date that is five years after the Closing Date, TRW Auto shall become
Investment Grade, the Company shall on February 28, 2015 (or, if later, the date that is five Business Days after the date that TRW Auto first becomes Investment
Grade) prepay 100% of the principal amount of this Note then outstanding, together with accrued interest thereon but without any premium or penalty.
Section 3.3 Change of Control Put.

              (a) Upon a Change of Control, Seller shall have the right to require the Company to repurchase this Note at a purchase price in cash equal to 100% of the outstanding principal amount thereof on the date of repurchase, plus accrued and unpaid interest to the date of repurchase but without any premium or penalty (the "Change of Control
         Purchase Price"), in accordance with the terms contemplated in this
         Section 3.3. In the event that at the time of such Change of Control the

         terms of the Indebtedness under any Senior Debt Agreement restrict or prohibit the repurchase of this Note (or a dividend or distribution by
         TRW Auto to the Company in an amount sufficient to make such repurchase), then prior to the mailing of the notice to Seller provided for in paragraph (b) of this Section 3.3 but in any event within 60 days following any Change of Control, the Company shall, or shall cause
         TRW Auto to, (i) repay in full all Indebtedness under all such Senior
         Debt Agreements or (ii) obtain the requisite consent under all such
         Senior Debt Agreements to permit the repurchase of this Note (or a dividend or distribution by TRW Auto to the Company in an amount sufficient to make such repurchase), as provided for in paragraph (b)
         of this Section 3.3.

              (b) Within 60 days following any Change of Control, the Company shall mail a notice to Seller (the "Change of Control Offer") stating:

                   (i) that a Change of Control has occurred and that Seller has the right to require the Company to purchase this Note at the
              Change of Control Purchase Price;

                   (ii) the circumstances and relevant facts regarding such
              Change of Control;

                   (iii) the repurchase date (which shall be no earlier than 10 days nor later than 30 days from the date such notice is mailed);
              and

                   (iv) the instructions determined by the Company consistent with this Section, that Seller must follow in order to have this
              Note purchased.

              (c) If Seller elects to have this Note purchased it shall be required to inform the Company and surrender this Note at the address specified in the notice at least three Business Days prior to the purchase date. Seller shall be entitled to withdraw its election if the
         Company receives not later than one Business Day prior to the purchase date a telegram, telex, facsimile transmission or letter setting forth a statement that Seller is withdrawing its election to have this Note purchased.

              (d) On the purchase date, the Company shall pay the Change of
         Control Purchase Price to Seller.

              (e) Notwithstanding the foregoing provisions of this Section 3.3, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control
         Offer in the manner, at the times and otherwise in compliance with the requirements set forth in paragraph (b) of this Section 3.3, applicable to a Change of Control Offer made by the Company and purchases this
         Note validly tendered and not withdrawn under such Change of Control
         Offer.

         Section 3.4 Optional Prepayment. Subject to Section 7, the Company may,
at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, this Note at 100% of the principal amount so prepaid, plus accrued but unpaid cash interest through the prepayment date with respect to such principal amount but without any premium or penalty. The Company will give Seller written notice of each optional prepayment under this Section 3.4 not less than five Business Days prior to the date fixed for such prepayment.
Each such notice shall specify the date fixed for prepayment, the aggregate principal amount of this Note to be prepaid on such date, and the interest to be paid on such date with respect to such principal amount being prepaid.

         Section 3.5 Payment Dates. Whenever any payment of interest or principal under this Note is stated to be due on a day other than a Business
Day, such payment shall be made on the next succeeding Business Day, and any such additional days elapsed shall be reflected in the computation of the interest payable on such next succeeding Business Day. Section 3.6 Maturity,
Surrender, etc. In the case of each prepayment of this Note pursuant to this
Section 3, the principal amount of this Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, if any, as aforesaid, interest on such principal amount shall cease to accrue.

SECTION 4. COVENANTS.

         The Company covenants that so long as this Note is outstanding:

         Section 4.1 Asset Sales. The Company shall not distribute the proceeds of any sale or other disposition of any of its assets or the assets of any of its subsidiaries (other than assets sold in the ordinary course of business) to the holders of its Capital Stock by means of a dividend or other distribution in respect of such Capital Stock.

         Section 4.2 Affiliate Transactions. The Company shall not enter into any contract, arrangement or other transaction with any direct or indirect holders of its Capital Stock or any of their affiliates (other than its subsidiaries) without the unanimous approval of the Executive Committee of the
Board of Directors of the Company; provided, however, that the payment of dividends or other distributions in respect of the Capital Stock of the Company shall not be subject to the requirements of this Section 4.2. For the avoidance of doubt, nothing in this Section 4.2 shall be deemed to restrict any direct or indirect holder of the Capital Stock of the Company or any of their affiliates from entering into any contract, arrangement or other transaction with any subsidiary of the Company.

SECTION 5. EVENTS OF DEFAULT.

         An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

              (a) the Company defaults in the payment of any principal on this
         Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment; or

              (b) the Company defaults in the payment of any cash interest on this Note for more than 30 days after the same becomes due and payable;
         or

              (c) the Company defaults in the performance of or compliance with any of its agreements in Section 4 and such failure continues for 60 days;

              (d) the acceleration of any Designated Senior Debt by the holders thereof; or

              (e) the Company or TRW Auto (1) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, seeking to adjudicate it as a bankrupt or insolvent, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (2) makes a general assignment for the benefit of its creditors, or (3) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property; or

              (f) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or TRW Auto, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or TRW Auto, or petition for any action
         (including, without limitation, a petition in bankruptcy or seeking to adjudicate the Company or TRW Auto as a bankrupt of insolvent) shall be filed against the Company or TRW Auto and such petition shall not be dismissed within 60 days.

SECTION 6. REMEDIES ON DEFAULT, ETC.

Section 6.1 Acceleration.

              (a) If an Event of Default with respect to the Company described in paragraph (e) or (f) of Section 5 has occurred, this Note then shall automatically become immediately due and payable.

              (b) If any Event of Default (other than as described in paragraph
         (a) of this Section 6.1) has occurred and is continuing, Seller may, at any time at its option by notice to the Company declare this Note to be immediately due and payable.

         Upon this Note becoming due and payable under this Section 6.1, whether automatically or by declaration, this Note will forthwith mature and the entire unpaid principal amount of this Note, plus all accrued and unpaid interest, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

         Section 6.2 Other Remedies. If any Default or Event of Default has
occurred and is continuing, and irrespective of whether this Note has become or has been declared immediately due and payable under Section 6.1, Seller may, subject to Section 7, proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law or otherwise.

         Section 6.3 Rescission. At any time after this Note has been declared due and payable pursuant to paragraph (b) of Section 6.1, Seller, by written notice to the Company, may (but in no event shall be obligated to) rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on this Note and all principal of this Note that is due and payable and is unpaid other than by reason of such declaration, (b) all Defaults and Events of Default, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 8, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto. No rescission and annulment under this Section 6.3 will extend to or affect any subsequent Default or Event of
Default or impair any right consequent thereon.

         Section 6.4 No Waivers or Election of Remedies, Expenses, Etc. No
right, power or remedy conferred by this Note upon Seller shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise. The Company will pay to
Seller on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of Seller incurred in any enforcement or collection under this Section 6, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

SECTION 7. SUBORDINATION.

         Anything in this Note to the contrary notwithstanding, Seller and each subsequent holder of this Note by its acceptance hereof covenants and agrees that the payment of the principal of and interest on this Note and all other amounts payable by the Company under or in respect of this Note (all of the foregoing, the "Subordinated Obligations")

                                       10

shall, to the extent set forth in this Section 7, be subordinate and junior and subject in right of payment to the prior indefeasible payment in full in cash of all Senior Debt.

         Section 7.1 Payments. No payment or distribution (whether directly, by purchase or redemption by right of set-off or otherwise in respect of this Note, whether as principal, interest or otherwise, and whether in cash, securities or property) shall be made by or on behalf of the Company or received and retained, directly or indirectly, by or on behalf of Seller unless and until all Senior
Debt has been indefeasibly paid in full in cash to the holders of the Senior
Debt. Notwithstanding the immediately preceding sentence, the Company may (a)
make payments of interest in kind under this Note when due and payable pursuant to Section 2, (b) make any such payment or distribution so long as no Senior
Debt Default exists on the date of such payment or would result from the making of such payment and (c) make any such payment or distribution without regard to the foregoing if the Company receives the written consent of the requisite holders of the Designated Senior Debt (or any duly authorized Senior Debt
Representative).

         Section 7.2 Insolvency; Bankruptcy; Etc.

              (a) In the event of the institution of any Insolvency Proceeding relative to the Company, then

                   (i) the holders of Senior Debt shall be entitled to receive payment in full in cash of all Senior Debt before Seller is entitled to receive any payment in respect of the Subordinated
              Obligations; and

                   (ii) any payment or distribution of any kind or character, whether in cash, property or securities, by setoff or otherwise, which may be payable or deliverable in such proceedings in respect of the Subordinated Obligations shall (notwithstanding any other provision of this Note, including Section 7.1) be paid or
              delivered by the Person making such payment or distribution, whether a trustee in bankruptcy, a receiver, a liquidating trustee, or otherwise, directly to the holders of the Senior Debt to the extent necessary to make payment in full in cash of all
              Senior Debt remaining unpaid.

              (b) If Seller does not file a proper claim or proof of claim or other document or amendment thereof in the form required in any
         Insolvency Proceeding relative to the Company under applicable law prior to 15 days before the expiration of time to file such claim or other document or amendment thereof, then the holders of the Designated
         Senior Debt shall have the right (but not the obligation) in such
         Insolvency Proceeding, and hereby irrevocably are appointed lawful attorney of Seller for the purpose of enabling the holders of such
         Senior Debt, to file and prove all claims therefor and to execute and deliver all documents in such proceeding in the name of Seller or in the name of the holders of such Senior Debt or otherwise in respect of such claims, as the holders of such Senior Debt reasonably may determine to be necessary or appropriate to

                                       11

         effectuate the foregoing, provided, that the holders of such Senior
         Debt shall act in a commercially reasonable manner and shall notify
         Seller prior to commencing the first of any such actions.

         Section 7.3 Standstill. Until the Senior Debt is paid in full in cash,
Seller shall (notwithstanding the provisions of Section 6) be prohibited from accelerating this Note and shall be prohibited from enforcing any of its default remedies with respect thereto (including any right to sue the Company or to file or participate in the filing of an involuntary bankruptcy petition against the
Company), except that this Section 7.3 shall (a) not prevent automatic acceleration of this Note under Section 6.1(a) or prohibit the filing of a proper claim or proof of debt or other document or amendment thereof required in any Insolvency Proceeding or (b) not prevent Seller from accelerating this Note pursuant to Section 6.1(b) upon the first to occur of (a) the 270th day after
(i) the due date of the prepayment required pursuant to Section 3.2 or the
Maturity Date, as applicable, has occurred, (ii) the date on which the Senior
Debt Representative with respect to any Designated Senior Debt or any holder of
Designated Senior Debt commences a judicial proceeding to collect any Designated
Senior Debt or commences to realize upon any collateral for any such Designated
Senior Debt pursuant to the exercise of remedies or gives notice of any non-judicial sale of any such collateral or (iii) the occurrence of an Event of
Default, unless such Event of Default has been cured or waived in accordance herewith, and, in any case, Seller has delivered notice thereof to each Senior
Debt Representative in respect of any outstanding Designated Senior Debt, or (b)
the date on which any payment of any Designated Senior Debt is accelerated.

         Section 7.4 No Impairment. (a) No right of any present or future holder of Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any non-compliance by the Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof Seller may have or be otherwise charged with.

              (b) Without in any way limiting the generality of the foregoing paragraph, the holders of the Senior Debt may, at any time and from time to time, without the consent of or notice to Seller, without incurring responsibility and without impairing or releasing the subordination provided in this Section 7, do any one or more of the following: (1) change the manner, place or terms of payment or extend the time of payment of, or renew, amend, modify, or alter, any Senior
         Debt or any Senior Debt Agreement evidencing the same or evidencing, governing, creating, guaranteeing or securing any Senior Debt; (2)
         sell, exchange, release, or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (3) release any Person liable in any manner for the collection of Senior Debt; (4) fail or delay in the perfection of Liens securing the Senior Debt, (5) exercise or refrain from exercising any rights against the Company and any other
         Person (including, without limitation, actions with respect to the foreclosure upon, sale, release or failure to realize upon, any of its collateral, and actions with respect to the collection of any claim for all or any part of the Senior Debt from any account debtor or any other
         Person, regardless of whether any such actions or

                                       12

         omissions may affect the rights of the holders of the Senior Debt to a deficiency) and (6) from time to time enter into agreements and settlements with the Company as it may determine, including, without limitation, any substitution of collateral, any release of any Lien and any release of the Company.

         Section 7.5 Relative Rights. The provisions of this Section 7 are for the purpose of defining the relative rights of the holders of Senior Debt on the one hand, and Seller on the other hand, and nothing herein shall impair, as between the Company and Seller, the obligation of the Company, which is unconditional and absolute, to pay to Seller the principal hereof and interest hereon in accordance with the terms and provisions of this Note, subject to the rights, if any, of holders of Senior Debt under this Section 7. The fact that failure to make any payment on account of the Subordinated Obligations is caused by reason of the operation of any provision of this Section 7 shall not be construed as preventing the occurrence of an Event of Default.

         Section 7.6 Subrogation. Upon payment in full in cash of all Senior
Debt, Seller shall, to the extent of any payments or distributions paid or delivered to the holders of the Senior Debt or otherwise applied to the Senior
Debt pursuant to the provisions of this Section 7, be subrogated to the rights of the holders of the Senior Debt to receive payments or distributions of assets of the Company made on Senior Debt (and any security therefor) until the
Subordinated Obligations shall be paid in full in cash, and, for the purposes of such subrogation, no payments to the holders of Senior Debt of any cash, assets, stock, or obligations to which Seller would be entitled except for the provisions of this Section 7 shall, as between the Company, its creditors (other than the holders of the Senior Debt), and Seller, be deemed to be a payment by the Company to or on account of Senior Debt.

         Section 7.7 Turnover of Payments. If, notwithstanding the provisions of this Section 7, any payment or distribution of any character (whether in cash, securities or other property) or any security shall be received by Seller in contravention of this Section 7 and before all Senior Debt shall have been paid in full in cash, after giving effect to, and application of, all payments and distributions received by holders of Senior Debt from any other source, such payment, distribution or security shall be held in trust for the benefit of, and shall be immediately paid over or delivered or transferred to, the holders of
Senior Debt (or any duly authorized Senior Debt Representative) for application of payment according to the priorities of such Senior Debt and ratably among the holders of any class of Senior Debt (except that Seller may receive and retain
Permitted Junior Securities).

         Section 7.8 Recoveries; Reinstatement. If a claim is made upon any holder or holders of Senior Debt for repayment or recovery of any amount (a
"Voidable Transfer") on account of any Senior Debt under any Federal, state or foreign law, whether by reason of preference, fraudulent conveyance, or otherwise and if such holder or holders of Senior Debt repay all or a portion of such amounts by reason of (a) any judgment, decree, or order of any court or administrative body having jurisdiction over such holder or

                                       13

holders, or (b) any settlement or compromise of any claim effected by such holder or holders based upon the reasonable advice of counsel, then, as to the amount that has been repaid, the provisions of this Section 7 automatically shall be reinstated and restored and the amount so repaid shall constitute
Senior Debt entitled to the benefits of this Section 7 as if such Voidable
Transfer never had been made.

         Section 7.9 Reliance by Holders of Senior Debt. The provisions of this
Section 7 shall constitute a continuing offer to all Persons who become holders of Senior Debt, and such provisions are made for the benefit of, and may be enforced directly by, holders of Senior Debt, who hereby are expressly stated to be intended beneficiaries of this Section 7, whether or not they actually relied thereon. Seller covenants that it will not enter into any amendment or modification of the provisions of this Section 7 (and the related definitions)
without having obtained the prior written consent of the holders of the
Designated Senior Debt. No right of a holder of Senior Debt to enforce the provisions of this Section 7 shall be impaired by any act or failure to act by
Seller or by the failure of the Seller to comply with the terms of this Note.

         Section 7.10 Payments to Senior Debt Representative. Any payment or distribution to be paid or delivered to the holders of the Senior Debt under the provisions of this Section 7 may be paid or delivered to one or more Senior Debt
Representatives for such holders. Seller shall be entitled to rely on the delivery to it of a written notice purported to be signed on behalf of an officer or representative of any Senior Debt Representatives believed by it in good faith to be genuine to establish the identity of such Senior Debt
Representatives, the amount of the outstanding Senior Debt and other matters relevant to the provisions of this Section 7.

SECTION 8. AMENDMENT AND WAIVER.

         Section 8.1 Requirements. Subject to Section 7.9, this Note may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the
Company and Seller.

         Section 8.2 Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 8 is binding upon Seller, each subsequent holder of this Note and upon the Company without regard to whether this Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of
Default not expressly amended or waived or impair any right consequent thereon.
No course of dealing between the Company and Seller nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of Seller. As used herein, the term "this Note" and references hereto shall mean this Note as it may from time to time be amended or supplemented.

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SECTION 9. NOTICES.

         All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service
(charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a recognized overnight delivery service
(with charges prepaid). Any such notice must be sent:

              (1) if to Seller, to it at 1840 Century Park East Los Angeles,
         California 90067 (facsimile: 310-556-4558) to the attention of Vice
         President and General Counsel, or at such other address as Seller shall have specified to the Company in writing,

              (2) if to any subsequent holder of this Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

              (3) if to the Company, to the Company, to it at 12025 Tech Center
         Drive Livonia, Michigan 48150 (facsimile: 734-266-4590) to the attention of General Counsel, or at such other address as the Company shall have specified to Seller in writing.

Notices under this Section 9 will be deemed given only when actually received.

SECTION 10. MISCELLANEOUS.

         Section 10.1 Successors and Assigns. All covenants and other agreements contained in this Note by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent permitted holder of this Note) whether so expressed or not. Notwithstanding the foregoing, Seller may not assign all or any portion of this Note (a) prior to February 28, 2004, or (b) at any time on or after February 28, 2004, (i) without the prior written consent of the Company
(such consent not to be unreasonably withheld) or (ii) to any Person in a principal amount of less than $50,000,000. Any attempted assignment of all or any portion of the Note in violation of this Section 10.1 shall be null and void.

         Section 10.2 Severability. Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law)
not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 10.3 Construction. Each covenant contained in this Note shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent

                                       15

such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision in this Note refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such
Person.

         Section 10.4 Integration. This Note embodies the entire agreement and understanding between the Company and Seller and supersedes all prior agreements and understandings relating to the subject matter hereof.

         Section 10.5 GOVERNING LAW. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF
THE PARTIES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE
WITH, THE LAW OF THE STATE OF NEW YORK.

                                       TRW AUTOMOTIVE INTERMEDIATE HOLDING CORP.

                                       By:  /s/ David L. Bialosky
                                           -------------------------------------
                                           Name:  David L. Bialosky
                                           Title: Vice President, General
                                                  Counsel and Secretary

                                       16